CONTACT:
Michael Archer
Corporate Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Fourth Quarter 2020 Dividend
CAMDEN, Maine, December 22, 2020 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.33 per share. This quarterly payout results in an annualized dividend yield of 3.75% based on the December 21, 2020 closing price of the Company's common stock at $35.19 per share as reported by NASDAQ. The dividend is payable on January 29, 2021 to shareholders of record on January 15, 2021.
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.2 billion in assets and approximately 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, ME. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2020, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.